Exhibit 4.9

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2

COVERSHEET
RESEARCH AGREEMENT

Arcturus Therapeutics, Inc., a corporation organized and existing under the laws of Delaware, USA and having its registered office at 10628 Science Center Drive Suite 200, San Diego, California 92121, USA (“Arcturus”) and Millennium Pharmaceuticals, Inc., a wholly-owned subsidiary of Takeda Pharmaceutical Company Limited, a corporation organized and existing under the laws of Delaware and having it registered office at 40 Landsdowne Street. Cambridge, MA 02139 (“Takeda”) agree as follows:

PURPOSE AND DOCUMENTS COMPRISING THIS AGREEMENT

Arcturus is an industry leader in the application of RNA technologies for the treatment of disease and possesses platform technologies enabling discovery and development of RNA medicines. Takeda is a pharmaceutical company engaging in the research, development, manufacture and commercialization of pharmaceutical products for the treatment of gastroenterological or gastrointestinal disease or disorders and interested in accessing Arcturus’s RNA platform technologies. Arcturus and Takeda agree to execute this Research Agreement (“Agreement”) and jointly conduct a research program to discover siRNA medicines for the treatment of Nonalcoholic Steatohepatitis (“NASH”). This Agreement governs the performance of the research program and the rights, obligations and licenses granted to Arcturus and Takeda and includes the following documents and mutually agreed upon updates thereto:

1.	Cover Sheet
2.	Appendix A – Terms and Conditions
3.	Appendix B – Research Program and Budget
4.	Appendix C – Report Form
5.	Appendix D – Funding
6.	Appendix E – Patent List

KEY ADMINISTRATIVE INFORMATION

ARCTURUS CONTACT INFORMATION Address: 10628 Science Center Drive, San Diego, California 92121, USA Telephone: 858-900-2662 Principal Investigator: Pad Chivukula, Ph.D.	TAKEDA CONTACT INFORMATION Address: 26-1, Muraoka-Higashi 2-Chome, Fujisawa, Kanagawa 251-8555, Japan Telephone:[…***…]* Takeda Contact: […***…]

Effective Date: December 6, 2016          Research Term: Eighteen (18) months from the Effective Date

SIGNATURES

Arcturus and Takeda agree they have read and understand this entire Agreement, including without limitation their respective responsibilities and obligations, and agree to be bound by it. This Agreement will be effective as of the Effective Date set forth above and is executed by duly authorized representatives of Arcturus and Takeda.

Arcturus Therapeutics, Inc.,		Millennium Pharmaceuticals, Inc.

By:	/s/ Pad Chivukula	By:	/s/ Nenad Grmusa
Print Name:	Pad Chivukula	Print Name:	Nenad Grmusa
Title:	Chief Scientific Officer	Title:	Head of Global R&D Finance
Date:	12 06, 2016	Date:	12 06, 2016

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APPENDIX A – TERMS AND CONDITIONS

1.DEFINITIONS

1.1	Defined Terms. Capitalized terms shall have the following definitions:
1.1.1	“Access Fee” has the meaning set forth in Section 3.1.
1.1.2

“Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with Takeda, and “control” in this definition means direct or indirect ownership of the voting stock or other comparable ownership interest of such corporation, company, partnership, joint venture or firm on no less than a fifty percent (50%) basis.

1.1.3

“Applicable Law” means any law, regulation, directive, treaty, convention, statute, rule, ordinance, industrial code, any pronouncement, judgment, order or ruling of any legislative body, competent court, tribunal or other governmental or regulatory agency or authority that would apply to any and all activities contemplated hereunder.

1.1.4

“Arcturus Background Technology” means any scientific knowhow, data, result, information, conclusion, technology, knowledge, experience, expertise, skill technique, method, process, practice, discovery, invention, trade secret, formula, pattern, compilation, program, device, material, compound, composition, formulation, product, preparation, usage information and/or any material or source thereof, whether or not claimed by a Patent, that are necessary or useful for conducting the Research Program or for Exploiting the Research Results and that (a) are owned or controlled by or on behalf of Arcturus prior to or as of the Effective Date or (b) thereafter come to be owned or controlled by or on behalf of Arcturus outside of activities conducted for the Research Program hereunder, including clinical expertise in siRNA therapeutics, LUNAR™ and UNA Oligomer.

1.1.5	“Arcturus Research Results” means the Research Results that are specifically related to improvements to LUNAR™ or UNA Oligomer itself.
1.1.6	“Bankruptcy Laws” has the meaning set forth in Section 6.4.3.1.
1.1.7	“Claim” has the meaning set forth in Section 8.1.
1.1.8

“Confidential Information” means any scientific, technical, trade or business information given by one party (as applicable, “Disclosing Party”) or its Affiliate to the other party (“Receiving Party”) or its Affiliate which is treated by the Disclosing Party as confidential or proprietary. Confidential Information does not include information that (a) is in the possession of the Receiving Party or its Affiliate at the time of disclosure hereunder, as reasonably demonstrated by competent records; (b) is or later becomes generally available to the public through no fault of the Receiving Party or its Affiliate; (c) is received by the Receiving Party or its Affiliate from a third party having no confidentiality obligation to the Disclosing Party or its Affiliate; or (d) is developed or acquired independently by or on behalf of the Receiving Party or its Affiliate without reference of the Confidential Information, as reasonably demonstrated by competent records.

1.1.9	“Cover Sheet” means the cover sheet to this Agreement, which contains, among other things, the signatures of the parties.
1.1.10	“Criteria” has the meaning set forth in Section 2.4.
1.1.11	“Disclosure Notice” has the meaning set forth in Section 4.1.
1.1.12

“Exploit” means to research, develop, make, use, sell, offer to sell, import, export, and/or otherwise commercialize (e.g., to distribute, manufacture, introduce, market, detail, promote and/or advise), including to have made, used, sold, offered to sell imported, exported and/or otherwise commercialized.  “Exploitation” or “Exploiting” has a corresponding meaning.

1.1.13	“Final Report” means the report described in Section 2.4.
1.1.14

“Force Majeure” means, with respect to a party, any contingency beyond its reasonable control that could not have been avoided by due care being taken by such party which, in whole or in material part, prevents such party’s performance of its obligations, except payment obligations, under this Agreement, including war, hostilities between nations, civil unrest, riots, strikes, lockouts, sabotage, energy shortages, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis.

1.1.15	“Indemnitee” has the meaning set forth in Section 8.3.
1.1.16	“Licensed Technology” means Arcturus Background Technology and Arcturus Research Results granted by Arcturus to Takeda in Section 4.3.
1.1.17	“LUNAR™” means Arcturus’s proprietary lipid-enabled and unlocked nucleic acid modified RNA delivery technology including, any invention claimed by a Patent listed in Appendix E.
1.1.18	“Negotiation Period” has the meaning set forth in Section 4.3.
1.1.19	“Option” has the meaning set forth in Section 4.3.
1.1.20	“Option Period” has the meaning set forth in Section 4.3.
1.1.21

“Patent” means, with respect to a particular invention, (a) any patent application, originally filed and pending anywhere in the world, that includes any claim covering the invention, including any provisional or non-provisional application and any related patent application, thereafter filed and pending anywhere in the world, that includes any claim covering such invention or any common priority right, including continuation, continuation-in-part, divisional or substitute application and/or (b) any patent, issued or granted from any such patent application and existing anywhere in the world, any reissue, renewal, re-examination or extension (including by virtue of any supplementary protection certificate) of any such patent, any confirmation, registration, substitution of such patent, or patent of addition based on any such patent, and/or any foreign counterpart or equivalent in any country or jurisdiction in the world.

1.1.22	“Research Funding” has the meaning set forth in Section 3.2.
1.1.23	“Research Milestone” has the meaning set forth in Section 3.3.
1.1.24	“Research Program” means the research whose plan (including, role and responsibility of each party hereto, timeline and schedule) is set forth in Appendix B.
1.1.25

“Research Results” means any knowhow, data, information, conclusion, technology, knowledge, experience, expertise, skill, technique, method, idea, concept, experimental protocol, process, practice, discovery, invention, trade secret, principle, formula, pattern, compilation, program, device, material, compound, composition, formulation, product, preparation, usage information and/or any material or source thereof conceived or developed in the performance of the Research Program, or as a result of performance of the Research Program. For purposes of this Agreement, Research Results include all patent applications and patents that issue or have issued from any of those applications that disclose and/or claim that invention or discovery, including, U.S. and foreign applications, divisions, continuations, and continuations- in-part, patents, applications for certificates of invention and priority rights, certificates of invention, reissues, re-examination certificates, extensions or other governmental acts that effectively extend the period of exclusivity by the patent holder, substitutions, renewals, supplementary protection certificates, confirmations, registrations, validations and additions.

1.1.26	“Stage Report” has the meaning set forth in Section 2.4.
1.1.27	“Subject Patent” means any Patent comprised within the Licensed Technology and Takeda Research Result.
1.1.28

“Subject Product” mean any pharmaceutical preparation for any human use which contains siRNA generated based on UNA Oligomer™ in the Research Program as its active ingredient and whose formulation is based on LUNAR™, and whose manufacture, import, use, offer for sale or sale would, absence the license of Licensed Technology and the assignment of Takeda Research Results to Takeda hereunder, constitute an infringement, induced of infringement or contributory infringement of any valid claim of a Subject Patent.

1.1.29	“Takeda Collaborator” has the meaning set forth in Section 4.3.
1.1.30	“Takeda Research Results” means any Research Results other than the Arcturus Research Results.
1.1.31	“Term” has the meaning set forth in Section 6.1.
1.1.32	“Third Party” means any person or entity other than either party hereto or its Affiliate.
1.1.33	“UNA Oligomer” means Arcturus’s unlocked nucleomonomer agent (UNA) oligomer including any invention claimed by a Patent listed in Appendix E.
1.2	Interpretation. In this Agreement, unless the context requires otherwise:
1.2.1	References to an Article, Section or Appendix is a reference to an article or section of or appendix attached to, this Agreement, as the case may be;
1.2.2

References to this “Agreement” include the Cover Sheet and Appendixes attached hereto, which form an integral part of this Agreement for all purposes, as this Agreement may be amended from time to time in accordance with its terms and conditions; it being agreed that in case of discrepancy between this instrument and one or more of the Appendix(es) hereto, this instrument shall prevail;

1.2.3	Words using the singular or plural number also include the plural or singular number, respectively, and words denoting any gender shall include all genders;
1.2.4	References to a document are to that document as varied, supplemented or replaced from time to time in accordance with its terms; and
1.2.5	The words “include” or “including” or “for example” or “e.g.,” shall be deemed to be without limitation whatsoever, except if otherwise specified.

2.RESEARCH PROGRAM.

2.1

Research Program Performance. Arcturus and Takeda shall use commercially reasonable effort to conduct the Research Program in a scientifically proficient and professional manner and in accordance with its plan specified in Appendix B to maximize the results and output therefrom. The Research Program shall commence on the Effective Date and continue for the Research Term specified on the Cover Sheet unless terminated or extended in accordance with Article 6.

2.2	Grants of License for Research Program. During the Research Term, Arcturus hereby grants a non-exclusive and worldwide license to Takeda, with a right to sublicense to Takeda’s

Affiliates and/or bone fide collaborators, to use Arcturus Background Technology for the purpose of conducting the Research Program.

2.3

Primary Contacts for Scientific Matters / Scientific Communications. The Principal Investigator and the Takeda Contact who are named in the Cover Sheet, or their respective designees, are the primary contacts for Arcturus and Takeda, respectively, on scientific matters which arise under the Research Program. During the Research Term, Arcturus shall have the Principal Investigator or its designee meet or communicate Takeda Contact or its designees regularly (at least monthly) to discuss and monitor the status of Research Program and the Research Results and to consider modifications, if necessary, to the Research Program based upon that status or then available Research Results.

2.4

Reports. Upon the completion of each stage of Research Program, Arcturus shall submit to Takeda a written report (“Stage Report”) in a format substantially similar to the format set forth in Appendix C, including, without limitation (a) summary in the stage, (b) any Research Results generated during the stage period and (c) Research Program funds expended during the stage period, so that Takeda may confirm whether criteria specified in Appendix B (“Criteria”) are achieved before Arcturus commences the subsequent stage. Arcturus shall also submit to Takeda a comprehensive final report (“Final Report”) within […***…] days after termination or expiration of the Research Program detailing the performance of the Research Program and all Research Results made hereunder (including, raw data of any experiment and protocol and methods used in the Research Program) as well as expended Research Funding.

2.5

Record Keeping. Arcturus and Takeda shall keep accurate scientific records relating to its responsible activities in the Research Program that are sufficient to document any patentable Research Results. Those records kept by Arcturus shall be made available to Takeda during normal business hours upon reasonable advance notice for the Term and thereafter […***…] years.

2.6

Contracting to Third Party. Unless explicitly permitted in the Appendix B, Arcturus shall not contract to any Third Party to conduct the Research Program, in part or whole, without obtaining prior written approval of Takeda. Takeda may contract to any Third Party to conduct the Research Program, in part or whole, without obtaining approval of Arcturus. In the event that Arcturus or Takeda contracts to the Third Party to conduct the Research Program, in part or whole, the contracting party shall impose on the Third Party contractor the same obligations that such party undertakes to the other party hereunder and the contracting party shall remain responsible to the other party for the performance of such obligations by the Third Party contractor.

2.7

Exclusivity. During the Research Term and two (2) years thereafter, Arcturus shall not engage in any research or development activities for which LUNAR™ and UNA Oligomer are used and whose target is the same as or substantially similar to the targets of the Research Program (i.e., […***…]). If Takeda requests to add additional targets in the Research Program, the parties hereto will negotiate in good faith an amendment to this Agreement, including the scope of exclusivity set forth in this Section 2.7 and Appendix B. Any amendments to the Research Program and Budget must be approved in writing by both parties.

3.ACCESS FEE, RESEARCH FUNDING AND RESEARCH MILESTONES.

3.1

Access Fee. In consideration of the license to Arcturus Background Technology granted to Takeda under Section 2.2 and the exclusivity granted to Takeda pursuant to Section 2.7, Takeda shall pay to Arcturus […***… US Dollar (US$ […***…]) ](“Access Fee”). The Access Fee shall be onetime upfront payment and become due and payable within sixty (60) days after Takeda receives an invoice from Arcturus.

3.2

Research Funding. In support of the performance by Arcturus of the Research Program, Takeda shall pay to Arcturus […***…] US Dollar (US$ […***…]) (“Research Funding”). Research Funding shall be paid in accordance with the fixed payment schedule set forth in Appendix D. Unless otherwise agreed in writing with Takeda, the total amount of Research Funding payable by Takeda to Arcturus shall not exceed […***…] US Dollar (US$ […***…]) and Arcturus shall bear any additional costs necessary for the performance of Research Programs. Arcturus shall use the Research Funding solely for the performance of the Research Program (including, wages, supplies, operating expenses and other expenses as set forth in the budget in Section 2 of Appendix B), report to Takeda on expended Research Funds in the Stage Reports and the Final Report and upon the completion of Research Program, reimburse to Takeda any part of the Research Funding which is paid by Takeda to Arcturus and remains unspent or uncommitted for expenditure at the time of completion.

3.3

Research Milestones. In consideration of the rights to Takeda Research Results that Takeda comes to own hereunder, Takeda shall pay to Arcturus the following research milestone (“Research Milestone”). Each Research Milestone shall be onetime payment and due and payable within […***…]* days after Takeda receives the relevant invoice from Arcturus.

Milestone Event	Amount
[…***…]	[…***…]
[…***…]	[…***…]

3.4	Taxes.
3.4.1

Payment of Tax. A party receiving a payment pursuant to this Agreement shall pay any and all taxes levied on such payment. A party making a payment pursuant to this Agreement shall make a reasonable effort to obtain the lowest tax rate under Applicable Law for taxes required to be deducted and withheld. If Applicable Law require that taxes be deducted and withheld from a payment made pursuant to this agreement, after a party making a payment makes a reasonable effort to obtain the lowest tax rate, the remitting party shall: (i) deduct those taxes from the payment; (ii) pay the taxes to the proper taxing authority; and (iii) send evidence of the obligation together with proof of payment to the other Party within […***…] days following that payment.

3.4.2

Tax Residence Certificate. A party receiving a payment pursuant to this Agreement shall provide the remitting party appropriate certification from relevant revenue authorities that such party is a tax resident of that jurisdiction, if such receiving party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party. Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.

3.4.3

Assessment. Either party hereto may, at its own expense, protest any assessment, proposed assessment, or other claim by any governmental authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by Applicable Law. The parties hereto shall cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a party to pursue such protest.

4.RESEARCH RESULTS.

4.1

Disclosure of Patentable Research Results. Arcturus and Takeda shall promptly and fully disclose to the other party in writing any patentable Research Results. Disclosure of the patentable Research Results by one party to the other party shall be sent to Takeda Contact or Arcturus Contact, by certified or registered mail, return receipt requested, by courier, return receipt requested or by prepaid recognized next business day delivery service. For clarity, the submission of other documents contemplated herein (e.g., reports provided in Section 2.4) do not fulfill the requirements of this Section 4.1.

4.2	Research Results.
4.2.1

Arcturus Research Results. Regardless of the inventorship, the Arcturus Research Results shall be vested solely in Arcturus and become sole property of Arcturus. Takeda shall assign and hereby assigns any right, title and interest in and to the

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Arcturus Research Result originally vested in it to Arcturus so that Arcturus solely owns Arcturus Research Results without seeking any consideration from Arcturus and shall take reasonable action, procedure or step, including executing valid and enforceable agreement, document, instruments or any other arrangements with Arcturus, necessary to effectuate the assignment of the said interests pursuant to this Section 4.2.1. Subject to the license granted to Takeda under Sections 4.3 below, Arcturus may be free to Exploit the Arcturus Research Results at its costs and responsibilities. Arcturus may control the prosecution of the patent comprised within Arcturus Research Results (including, preparation, filing, maintenance, defence and disposal thereof), and Takeda shall cooperate with Arcturus for such prosecution at Arcturus’s reasonable cost bearing and upon request of Arcturus, including, to provide Arcturus with data, information, books and record regarding the relevant invention in Arcturus Research Results or to execute documentations and interviews necessary therefor.

4.2.2

Takeda Research Results. Regardless of the inventorship, the Takeda Research Results shall be vested solely in Takeda and become sole property of Takeda. Arcturus shall assign and hereby assigns any interest in and to the Takeda Research Result originally vested in it to Takeda so that Takeda solely owns Takeda Research Results without seeking any consideration from Takeda other than the consideration set forth in Section 3.3 and shall take reasonable action, procedure or step, including executing valid and enforceable agreement, document, instruments or any other arrangements with Takeda, necessary to effectuate the assignment of the said interests pursuant to this Section 4.2.2. Takeda may be free to Exploit any Takeda Research Results. Takeda may control the prosecution of the patent comprised within Takeda Research Results (including, preparation, filing, maintenance, defence and disposal thereof), and Arcturus shall cooperate with Takeda for such prosecution at Takeda’s reasonable cost bearing and upon request of Takeda, including, to provide Takeda with data, information, books and record regarding the relevant invention in Takeda Research Results or to execute documentations and interviews necessary therefor.

4.3

Grants of Negotiation Option for License. Arcturus hereby grants to Takeda an option to negotiate with Arcturus to obtain a non-exclusive and worldwide license to use Arcturus Background Technology and Arcturus Research Results for the purposes of Exploitation of Takeda Research Results, with a right to sublicense to any Affiliate and any Third Party who engage in any activities for or on behalf of Takeda and/or its Affiliate including a contract research organization, contract manufacturing organization and any other contractor, and any collaborator in research, development and commercialization (“Takeda Collaborator”). The aforementioned negotiation option (“Option”) may be exercised by Takeda with a written notice to Arcturus at any time for a period commencing on the Effective Date and ending on […***…]* days after the date of Takeda’s receipt of the Final Report (“Option Period”). The terms and conditions of any such license shall be negotiated in good faith and agreed upon in writing between the parties within […***…] months after the exercise of the Option by Takeda (“Negotiation Period”). During the Option Period and the Negotiation Period if Takeda exercises the Option with in the Option Period, Takeda has a right to use, by itself or through its Affiliate and/or Takeda Collaborator, Arcturus Background Technology and Arcturus Research Results solely for the purpose of evaluating Takeda Research Results and/or evaluating its interests in exercising an Option or entering into a license agreement with Arcturus and, in addition, during such period, upon Takeda’s request, Arcturus shall provide Takeda with reasonable assistance, advice and consultation with respect to the Arcturus Background Technology and Arcturus Research Results, so that Takeda may effectively perform the evaluation.

The financial terms (e.g., the amount of milestone payment and royalty rate) shall be determined by taking (a) the value of the relevant patent comprised within the Licensed Technology and Takeda Research Results, including the scope of valid claim, exclusivity and enforceability thereof, the Third Party’s intellectual properties relevant thereto, (b) profitability of the Subject Product, and (c) other factors involving similar transactions within the pharmaceutical industry, into account.

4.4	No Implied License. Except as explicitly set forth in this Agreement or unless otherwise agreed in writing between the parties hereto, neither party hereto shall acquire any license or

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other intellectual property right, by implication or otherwise, under or to any Research Results that are vested solely in the other party pursuant to Section 4.2 (or Arcturus Background Technology, in the case of Takeda).

5.CONFIDENTIALITY.

5.1

Confidential Information. During the Term and for a period of […***…]* years thereafter, except as otherwise provided in this Agreement, Receiving Party shall (a) not publish or disclose any Confidential Information of the other party to any Third Party other than a Third Party contractor, collaborator or sub-license contemplated hereunder or (b) use any Confidential Information of the other party solely for the purpose of this Agreement.

5.2	Research Results. The Arcturus Research Result shall be treated as the Confidential Information of Arcturus and the Takeda Research Results shall be treated as the Confidential Information of Takeda.
5.3

Authorized Disclosure. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to the extent required to be disclosed by Applicable Laws, government agency, court order or valid discovery request in connection with a legal proceeding, provided that the Receiving Party provides the Disclosing Party as promptly as possible with prior written notice of any such disclosure (unless such notice is prohibited by such Applicable Law) so that application for an appropriate protective order can be made. The Receiving Party shall fully cooperate (at the Disclosing Party’s expense) in connection with the Disclosing Party’s efforts to obtain any such order or other remedy. The Receiving Party shall disclose only that portion of the Confidential Information that it is legally required to disclose.

6.TERM AND TERMINATION.

6.1

Term. The term of this Agreement (“Term”) begins on the Effective Date and continues as long as Takeda’s payment obligation to Arcturus set forth in Section 3.3 exists, unless terminated prior to that date in accordance with this Section 6.

6.2

Termination for Causes by Either Party. Either party may terminate this Agreement upon providing written notice to the other party, (a) if the other party materially breaches any warranty, term or condition of this Agreement and fails to remedy that material breach within sixty (60) days after receipt of notice in writing of that material breach from the non-breaching party; provided, however, in case of breach by the other party of Section 9.2, the non-breaching party may terminate this Agreement by providing a written notice to the breaching party with immediate effect; or (b) on or after the time that the other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the Applicable Laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above, and such proceeding or action remains un-dismissed or un-stayed for a period of more than sixty (60) days.

6.3	Termination for Specific Cause by Takeda.
6.3.1

Discretionary Termination of Research Program. During the Research Term, Takeda may terminate this Agreement for any reason or without any reason upon sixty (60) days’ prior written notice to Arcturus.

6.3.2

Termination for Other Reasons. In case that Takeda in good faith determines that Takeda cannot continue pursuing further development and commercialization of Subject Product (including a case where Takeda detect any safety issue or concern on the Subject Product), Takeda shall have the right to terminate this Agreement by providing sixty (60) days prior written notice to Arcturus.

6.4	Effect of Termination / Expiration.
6.4.1	General. All of the effect of termination set forth in this Section 6.4 are in addition to other right and remedies that may be available to the parties under the Applicable

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Laws, and shall not construes to limit such right or remedies. Either party exercising its termination rights set forth in Section 6.2 or 6.3 shall not be liable for any losses, damages, costs or expenses incurred by the other party, arising from or in connection with such party’s exercise of the termination right. In the event this Agreement is not terminated or does not expire in its entirety, but rather is terminated or expires on a country by a country basis, the effect of termination or expiration set forth in this Section 6.4 shall only apply to the relevant country and this Agreement shall remain in full force and effect in accordance with the terms and conditions with respect to all remaining countries.

6.4.2	Termination during the Research Term. Promptly after the termination of this Agreement, but in any event within thirty (30) days thereafter, for any reason during the Research Term:
6.4.2.1

The parties hereto shall cease conducting the Research Program and mutually determine and confirm then available Research Results and such Research Results shall be treated in accordance with Section 4.2; and

6.4.2.2

Arcturus shall submit the Final Report to Takeda and reimburse to Takeda any part of the Research Funding which is paid by Takeda to Arcturus and remains unspent or uncommitted for expenditure at the time of termination if any.

6.4.3	Termination after the Research Term. Promptly after the termination of this Agreement, but in any event within thirty (30) days thereafter, for any reason after the Research Term:
6.4.3.1

Any right and/or license granted under or pursuant to this Agreement is (or shall otherwise be deemed to be) for purposes of Section 365(n) of Title 11 of the U.S. Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided pursuant to such Bankruptcy Laws, such party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall perform all of the obligations in this Agreement intended to be performed by such party. If a case is commenced during the Term by or against a party under the Bankruptcy Laws, this Agreement is rejected as provided for under the Bankruptcy Laws, and the non-bankrupt party elects to retain its rights hereunder as provided for under the Bankruptcy Laws, then the party subject to such case under the Bankruptcy Laws (in any capacity, including debtor- in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the non-bankrupt party copies of all Licensed Technology and any associated information necessary for the non-bankrupt party to prosecute, maintain and enjoy its rights under the terms of this Agreement. All rights, powers and remedies of the non-bankrupt party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a party under the Bankruptcy Laws. In particular, it is the intention and understanding of the parties that the rights granted to Takeda under Section 4.3 are essential to Takeda’s businesses and the parties acknowledge that damages are not an adequate remedy.

6.4.3.2	In case of termination by Takeda due to Section 6.2, the licenses granted to Takeda under Section 2.2 shall terminate as of the termination date
6.5

Survival. The following Articles and Sections of this Agreement shall survive expiration or termination of this Agreement: Sections 2.5 and 2.7, Articles 4 and 5, Sections 6.4 and 6.5, and Articles 7, 8, 9 and 10.

7.REPRESENTATIONS, WARRANTIES AND COVENENTS.

7.1	Representations and Warranties of Each Party. Each party hereby represents and warrants to the other party and agrees as follows.
7.1.1

Due Organization and Due Execution. It is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation and is qualified to do transaction in each jurisdiction in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and a failure to have such would prevent it from performing its obligation hereunder. It is duly authorized to execute and deliver this Agreement and also has a power and capability to perform its obligations hereunder appropriately and proficiently. The person executing this Agreement on its behalf had been duly authorized to do so by all requisite corporate action.

7.1.2	Binding Agreement. This Agreement is a legal, valid and binding obligation upon the parties hereto and enforceable in accordance of its terms and conditions.
7.1.3

No Conflict Agreement. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound.

7.1.4	No Violation. In the course of the Research Program, it does not conduct any activities in violation of Applicable Laws
7.1.5

No Debarred Individuals. To the best of its knowledge as of the Effective Date and as far as related to the Research Program, it has neither employed nor used a contractor or consultant that has employed, any individual or entity debarred by a regulatory authority in any other country or countries of the Territory, or, any individual who or entity which is the subject of a debarment investigation or proceeding (or similar proceeding) of a regulatory authority in any other country or countries of the Territory.

7.2	Representations, Warranties and Covenants by Arcturus. Arcturus hereby represents warrants and covenants to Takeda and agrees as follows.
7.2.1	No Third Party Right. To the best of its knowledge as of the Effective Date, there are no Third Party rights that would be infringed by the performance of the Research Program.
7.2.2

No Third Party Right on the Research Results. There is no agreement, instrument, or understanding, oral or written, that would results in the creation of any right of Third Party or that would result in the Imposition of any restriction on Exploitation of Research Results by or on behalf of Takeda permitted hereunder.

7.2.3

Patent in Arcturus Background Technology. Appendix E provides a complete listing of Patents covering LUNAR™ and UNA Oligomer as of the Effective Date. Except as set forth on Appendix E, Arcturus does not own or control as of the Effective Date, any other Patents covering LUNAR™ and UNA Oligomer.

7.3

Limitations on Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 7, NEITHER ARCTURUS NOR TAKEDA MAKES ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, EQUITY OR OTHERWISE.

8.LIABILITY AND INDEMNIFICATION.

8.1

Indemnification by Takeda. Except to the extent required to be indemnified by Arcturus pursuant to Section 8.2, Takeda shall defend, indemnify and hold harmless Arcturus and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all claims, complaints, or lawsuits for damages made by a Third Party (hereinafter collectively referred to as “Claims”) arising out of (a) any negligent act or omission, or willful wrongdoing by Takeda in the performance of this Agreement, (b) the failure by Takeda to comply with any Applicable Laws or other governmental requirement in any activities conducted by Takeda hereunder, (c) any breach of the terms of this Agreement, including any breach of representation or warranty of Takeda as set forth in Section 7.1, and (d) the performance by Takeda of its roles and responsibilities in the Research Program, and (e) Exploitation of Subject Product by or on behalf of Takeda or its Affiliate.

8.2

Indemnification by Arcturus. Except to the extent required to be indemnified by Takeda pursuant to Section 8.1, Arcturus shall defend, indemnify and hold harmless Takeda and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all Claims arising out of (a) any negligent act or omission, or willful wrongdoing by Arcturus in the performance of this Agreement, (b) the failure by Arcturus to comply with any Applicable Laws or other governmental requirement in any activities conducted by Enterome hereunder, (c) any breach of the terms of this Agreement, including any breach of representation, warranty or covenants of Arcturus as set forth in Section 7.1 or 7.2, and (d) the performance by Arcturus of its roles and responsibilities in the Research Program (including the use of the Arcturus Background Technology Arcturus provided by Arcturus for the Research Program hereunder).

8.3

Limitations on Indemnification. The obligations to indemnify, defend, and hold harmless as set forth in Sections 8.1 and 8.2 in respect of any Claim by a Third Party shall be contingent upon the party seeking indemnification (“Indemnitee”): (a) notifying the indemnifying party of a Claim within […***…]* days of receipt of the same; provided, however, that Indemnitees failure or delay in providing such notice shall not relieve the indemnifying party of its indemnification obligation except to the extent the indemnifying party is prejudiced thereby; (b) allowing the indemnifying party and/or its insurers the right to assume direction and control of the defense of any such Claim; (c) using its commercially reasonable efforts to cooperate with the indemnifying Party and/or its insurers in the defense of such Claim at the indemnifying party’s expense; and (d) agreeing not to settle or compromise any claim, demand or suit without prior written authorization of the indemnifying party. The Indemnitee shall have the right to participate in the defense of any such Claim referred to in this Article 8 utilizing attorneys of its choice, at its own expense; provided, however, that the indemnifying party shall have full authority and control to handle any such Claim.

8.4

Disclaimer. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR LOST PROFIT ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOITICE OF THE POSSIBILITY OF SUCH DAMAGES.

9.FORCE MAJEURE.

9.1

Notice of Force Majeure. A party affected by an event of Force Majeure shall promptly provide the other party with written notice describing the event, its cause and foreseeable duration, and its possible consequences upon such party’s performance of its obligations under this Agreement.

9.2

Suspension of Performance. After an affected party has given notice under Section 9.1, that party shall be relieved of any liability under this Agreement (other than the obligations to make any payments or of confidentiality), but only to the extent and only for so long as the Force Majeure prevents performance; provided, however, that the party so affected shall use commercially reasonable efforts to resume performance of its obligations. The other party may likewise suspend the performance of all or part of its obligations (other than the obligations to make any payments or of confidentiality) to the extent that such suspension is commercially reasonable. In any event, if either party cannot fulfil any of its obligations pursuant to this Agreement due to the Force Majeure, then both parties shall discuss in good faith and without delay, proper measures so that the affected obligations will be fulfilled or any other proper alternative measures of similar effect will be taken, as soon as reasonably feasible.

9.3

Amendment or Termination. If the period of the Force Majeure continues for more than […***…] days after the affected Party has given notice under Section 9.1, the parties shall discuss and determine in good faith as to whether this Agreement shall be amended or terminated.

10.GENERAL PROVISIONS.

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10.1	Compliance. In performing this Agreement, Arcturus and Takeda shall comply with the Applicable Laws.
10.2

Anti-Bribery. In performing the Research Program, the parties hereto and their trustees, directors, officers, medical and professional staff, employees and agents (a) shall not offer to make, make, promise, authorize or accept any payment or giving anything of value, including but not limited to bribes, either directly or indirectly to any public official, regulatory authority or anyone else for the purpose of influencing, inducing or rewarding any act, omission or decision which may secure an improper advantage including to obtain or retain business and (b) shall comply with all applicable anti-corruption and anti-bribery laws and regulations. The parties and their trustees, directors, officers, medical and professional staff, employees and agents shall not make any payment or provide any gift to a third party in connection with performance of this Agreement without first identifying the intended third-party recipient to the other party and obtaining the other party’s prior written approval. Arcturus shall notify Takeda immediately upon becoming aware of any breach of Arcturus’s obligations under this Section 10.2.

10.3

No Use of Name. No party shall, without the prior written consent of the other party, use in endorsement, advertising, publicity (including, without limitation, press releases), or otherwise, the name, trademark, logo, symbol, or other image of the party or that party’s employees or agents, provided, however, each party agrees that its name may be used whenever required by law or regulation, including, without limitation, disclosure to the Securities and Exchanges Commission, and that Takeda may reference the existence and subject matter of this Agreement in lists of its academic collaborators.

10.4

Press Release. Each party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other party; provided, such consent shall not be unreasonably withheld, delayed, or conditioned.

10.5

Governing Law; Dispute Resolution. This Agreement shall be governed by, construed, and interpreted in accordance with the laws of the State of New York, the U.S., without reference to principles of conflicts of laws. All disputes arising out of or in connection with this Agreement which cannot be settled in an amicable way between the parties hereto shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators, one appointed by each party and the third appointed by the first two arbitrators. The award rendered shall be final and binding upon both parties hereto. Such arbitration shall be conducted in New York City, New York, the U.S.

10.6

No Partnership or Employment Relationship. Arcturus and Takeda are independent contractors. This Agreement does not create a joint venture, partnership or employment relationship between Arcturus and Takeda.

10.7

Assignment. This Agreement may not be assigned or transferred by any of the parties hereto without the prior written consent of the other party; provided, however, that Takeda may assign or transfer Takeda’s rights and obligations under this Agreement, in whole or in part, to an Affiliate of Takeda or to a successor to all or substantially all of its assets or business relating to this Agreement, whether by sale, merger, operation of law or otherwise upon written notice to Arcturus.

10.8

Notices. With the exception of Disclosure Notices, any notice or other communication required or permitted under this Agreement shall be sent to the address set forth on the Cover Sheet, shall be in writing and shall be (a) hand delivered, (b) mailed, postage prepaid, first class, certified mail, return receipt requested, (c) sent, shipping prepaid, receipt requested via a reputable courier service, or (d) dispatched by facsimile, if promptly confirmed by one of the preceding notice mechanisms. Either party may change its address to which notices shall be sent by giving notice to the other party in accordance with the terms of this Section 10.8.

10.9	Modification. No modification to this Agreement shall be effective unless agreed to in writing by duly authorized representatives of the parties.

10.10

Waiver. No waiver of any rights shall be effective unless assented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

10.11

Entire Agreement. This Agreement constitutes the entire and only agreement between the parties relating to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are superseded by this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement. The section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The parties have participated equally in the formation of this Agreement; the language of this Agreement shall not be presumptively construed against either party.

10.12

Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no severability shall be effective if the result of that action materially changes the economic benefit of this Agreement to Arcturus or to Takeda.

- End of Document –

APPENDIX B– RESEARCH PROGRAM AND BUDGET

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APPENDIX C – STAGE-X REPORT FORM

(Attach additional pages if needed)

Date:	Takeda Contact:
Name of Principal Investigator:	Takeda Agreement No. : Phone Number:

Fax Number:

Name of Arcturus:

Arcturus: Street Address:

City, State, Zip Code:

Summary in Stage X

Research Results Made in Stage X / Patent Applications:

Publications / Patent Applications During Stage X (Title, Journal Name, Date):

Details of Research Program Funds Expended in Stage X:

Research Program Goals for Next Stage:

Principal Investigator Signature	Date	Takeda Scientific Reviewer	Date

APPENDIX D – FUNDING

1.	Research Funding. Total amount of […***…]* US Dollar (US$ […***…]) shall be paid by Takeda to Arcturus as follows:

Payment Schedule

Amount Due	Date Due
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

2.	Payment.

2.1  Invoices for all payments due and payable from Takeda to Arcturus hereunder shall be provided by Arcturus to:

[…***…]

2.2  Payment to Arcturus hereunder shall be made by wire transfer to:

[…***…]

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APPENDIX E – PATENT LIST

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***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

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Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2

Amendment to Research Agreement

This Amendment, made as of December 21, 2017 (the “Amendment Date”) by and between Arcturus Therapeutics, Inc., a corporation organized and existing under the laws of Delaware, USA and having its registered office at 10628 Science Center Drive Suite 200, San Diego, California 92121, USA (“Arcturus”) and Millennium Pharmaceuticals, Inc., a wholly owned subsidiary of Takeda Pharmaceutical Company Limited and a corporation organized and existing under the laws of Delaware, USA and having its registered office at 40 Landsdowne Street, Cambridge, Massachusetts 02139, USA (“Takeda”),

WITNESSETH THAT:

WHEREAS, Arcturus and Takeda concluded the Research Agreement effective as of November December 6, 2016 (“Original Agreement”), pursuant to which Arcturus and Takeda are jointly conducting the Research Program (as defined in the Original Agreement) to discover siRNA medicines for the treatment of NASH;

WHEREAS, after evaluating and discussing the Research Results available as of November 1, 2017, Arcturus and Takeda desire to conduct additional research activities for achieving the purpose of the Research Program;

NOW, THEREFORE, in consideration of mutual covenants and promises hereinafter set forth, Arcturus and Takeda agree to amend the Original Agreement as follows:

1.	Defined Terms. All capitalized terms not defined herein shall have the meanings given to them in the Original Agreement.
2.

Extension of the Research Term.  “Research Term” defined in the Cover Sheet of Original Agreement is hereby revised from “Eighteen (18) months from the Effective Date” to “Twelve (12) months from the Amendment Data”.

3.	Additional Research. Additional studies described in Appendix B attached hereto are hereby added to Appendix B attached to the Original Agreement and shall constitute the Research Program.
4.

Additional Funding. In addition to the Research Funding as set forth in Section 3.2 of the Original Agreement, in Support of the performance by Arcturus of the additional studies described in Appendix B attached hereto, Takeda shall pay to Arcturus […***…]* US Dollars ([…***…]), which shall be paid to Arcturus in accordance with payment method provided in Appendix D of the Original Agreement and following schedule.

Payment Schedule

Amount Due (USD $)	Date Due
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

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5.

Miscellaneous. This Amendment shall be effective from the Amendment Date and in full force and effect until the expiration or termination of Original Agreement, Except as expressly provided in this Amendment, the Original Agreement remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed in duplicate by their duly authorized representatives as of the dates below.  One each official text of this Amendment shall be held by the parties hereto.

Arcturus Therapeutics, Inc. By: /s/Joseph E. Payne Print Name: Joseph E. Payne Title: President and CEO Date:	Millennium Pharmaceuticals, Inc. By: /s/Nenad Grmusa Print Name: Nenad Grmusa Title: Head of Global R&D Finance Date:

APPENDIX B– RESEARCH PROGRAM AND BUDGET (only for additional studies)

Research Plan

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Timeline

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Budget

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